Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Announces Retirement of Chief Financial Officer

Robert E. Hult, Effective September 2007

CHELMSFORD, Mass. – July 6, 2007 – Mercury Computer Systems, Inc. (NASDAQ: MRCY) announced that its Senior Vice President and Chief Financial Officer Robert E. Hult will retire from the Company, effective September 28, 2007, and will maintain his responsibilities for the Company’s finance, treasury, and investor relations functions until that time. The Company is currently engaged in a search for Mr. Hult’s replacement. Mr. Hult is committed to support transition activities on a consultative basis after September 28, 2007 in accordance with the terms of his previously announced employment agreement.

“Bob has brought a great deal of financial, operational, and business experience to Mercury’s management team, and I thank him for his contributions over the past three years,” said Jay Bertelli, President and Chief Executive Officer of Mercury. “He has been a valued business partner to me in this challenging business environment. We will continue to work to maintain the momentum he has helped to create in restoring profitability and growth to the Company.”

“I’ve enjoyed my tenure at Mercury, and the opportunity to be part of an organization that holds one of the brightest talent pools in engineering today,” said Mr. Hult. “I fully expect a smooth transition in the short-term, and I wish the management team another 24 years of distinction as a leader in high-performance computing.”

-more-

199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300    •    fax 978-256-0852    •    www.mc.com

Mercury Announces Retirement of Chief Financial Officer Robert E. Hult, Effective September 2007	Page 2

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation

Mercury Computer Systems is the leading provider of computing systems and software for data-intensive applications that include image processing, signal processing, and visualization. With a strong commitment to innovation, our expertise in algorithm optimization, systems development, and silicon design is blended with software application knowledge and industry-standard technologies to solve unique computing challenges. We work closely with our customers to architect solutions that have a meaningful impact on everyday life: detecting aneurysms; designing safer, more fuel-efficient aircraft; identifying security threats; discovering oil; developing new drugs; and visualizing virtually every aspect of scientific investigation.

Mercury’s comprehensive, purpose-built solutions capture, process, and present data for the world’s largest medical imaging companies, 8 of the 10 top defense prime contractors, and other leading Fortune 500 and mid-market companies in semiconductor, energy, telecommunications, and other industries. Our dedication to performance excellence and collaborative innovation continues a 24-year history in enabling customers to stay at the forefront of the markets they serve.

Mercury is based in Chelmsford, Massachusetts and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors. We are listed on the Nasdaq National Market (NASDAQ: MRCY). Visit Mercury at www.mc.com.

# # #

Contact:

Kathy Sniezek, Public Relations Manager

Mercury Computer Systems, Inc.

978-967-1126 / ksniezek@mc.com

Product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.